Exhibit 99-1

[GRAPHIC]

FOR IMMEDIATE RELEASE

Investor Contact:	Michael Smith
Senior Vice President and CFO
Cobra Electronics Corporation
773-804-6281
msmith@cobra.com

Media Contact:	Jenny Courtad
312-729-4312
jcourtad@golinharris.com
Marlene Wechselblatt
212-309-1427
mwechselblatt@golinharris.com

COBRA ELECTRONICS REPORTS FOURTH QUARTER RESULTS

Quarterly Earnings up 50% and Annual Earnings up 7%

CHICAGO, IL – FEBRUARY 20, 2004 – Cobra Electronics Corporation (Nasdaq: COBR), a leading global manufacturer of mobile communications products, today announced results for its fourth quarter ended December 31, 2003 and for the full year.

For the quarter, Cobra reported that net income increased 50 percent to $1.5 million, or $.23 per diluted share, compared to net income of $1.0 million, or $.15 per diluted share, in the fourth quarter of 2002. The company reported net sales of $41.3 million, down 3.0% from $42.6 million for the prior year’s quarter. Gross margin for the fourth quarter decreased to 25.9 percent from 27.9 percent in the fourth quarter of 2002. Selling, general and administrative expenses decreased 21.1% to $8.0 million from $10.2 million in the fourth quarter of 2002.

“Cobra is pleased with this strong increase in net income for the fourth quarter of 2003,” said Jim Bazet, Cobra’s President and Chief Executive Officer. “Our focus on tightly managing selling, general and administrative expenses was very successful as we saw these expenses drop significantly from a year ago. The decline in gross margins, after registering year-over-year increases for the past three quarters, was attributable to continued pricing pressures in the two-way radio market, as well as efforts to sell through certain slower moving items during the holiday season when the most favorable pricing would be available.”

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With respect to the fourth quarter drop in sales, Bazet indicated that a decrease in two-way radio sales was the major contributor as a decline in average selling price per unit exceeded the modest growth in unit volume. “Nevertheless,” said Bazet, “Cobra continues to build its share of this market and remains optimistic regarding its prospects going forward. In addition to contributions from Cobra’s newest product lines, handheld GPS and marine radios, citizens band radio sales were strong and exceeded those of last year.”

Bazet added that fourth quarter sales include expanded placement of Cobra’s first two handheld GPS models, the GPS 100 and the GPS 500, including sales to Canada and Europe. “Cobra is opening new sales channels with our GPS products, including marine, outdoor and sporting goods retailers. Additionally, several of our European distributors are stocking Cobra’s GPS 100 and we anticipate broader retail distribution there in 2004,” noted Bazet. “Further expansion of Cobra’s marketing and distribution channels will be generated by the introduction later this year of the GPS 1000, featuring street-level maps and points of interest. Our mobile navigation products, including the award-winning SKYNAVTM 3000, also are slated for introduction in mid-2004 and are anticipated to achieve broad distribution.”

For the year, Cobra reported a 7.0% increase in net income to $1.8 million, or $.28 per diluted share, from $1.7 million, or $.26 per diluted share, in 2002. Net sales for the year were $114.8 million, down from $135.8 million in the prior year. Gross margin for the year improved to 26.7 percent from 25.2 percent in 2002. Selling, general and administrative expenses declined to $27.5 million from $31.1 million in the prior year.

Bazet expressed disappointment at the decline in sales but noted that he was encouraged by the improvement in gross margin and increase in net income, which demonstrated the company’s resilience and continued earning power. “Our goal for 2003 was to reverse the decline in revenues and earnings that Cobra has experienced over the past two years. We achieved part of our goal as earnings exceeded those of 2002, but the continued decline in the two-way radio market made the sales goal unachievable. We remain committed to these goals in 2004.”

Cobra maintained its strong balance sheet position during the fourth quarter. The company had no interest-bearing debt as of December 31, 2003, the same position as one year earlier, and $4.7 million in cash, as compared to $2.8 million one year earlier. Inventory decreased to $20.7 million from $21.0 million the prior year. Accounts receivable at the end of the year decreased to $22.4 million from $24.8 million as a result of lower sales and increased collections activity. Net book value per share on December 31, 2003 increased to $8.99 from $8.70 one year ago.

Cobra also noted that it has amended its loan agreement to extend it through January 31, 2006, reduce the credit facility from $55 million to $45 million and reduce the interest rate on outstanding balances and letters of credit by 25 basis points. Mr. Bazet noted that the size of the credit facility was well beyond the company’s foreseeable needs and that its bottom line will benefit by reducing the credit limit (and associated facility fees) and lowering interest rates. In connection with the amendment, the company and the lenders agreed to amend certain financial covenants for the quarter ending December 31, 2003 and for each quarter of 2004.

Cobra Fourth Quarter Results – 2

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Mr. Bazet also provided the company’s outlook for 2004, including a focus on the first quarter. “Cobra anticipates a resumption of revenue growth in 2004 as new product categories contribute to sales and earnings. We are particularly excited regarding the prospects for handheld GPS and our mobile navigation systems, which are scheduled to be available for sale late in the second quarter. While uncertainties are present with the launch of complex products, we are projecting both higher revenues and earnings in 2004 than in 2003. The first quarter, however, will reflect the increasing seasonality of our business, with forecasted sales slightly less and a loss somewhat larger than the first quarter of last year.

Cobra will be conducting a conference call on February 20, 2004 at 11:00 a.m. EST to discuss fourth quarter results as well as its current strategies and outlook. The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics Corporation (Nasdaq: COBR) is a leading global manufacturer of mobile communications products for consumers, having attained a leadership position in every market in which it currently does business. The FRS/GMRS (Family Radio Service/General Mobile Radio Service) market is one of the largest categories of mobile communications, and Cobra is a leading provider in the U.S., Canada and Europe. In addition, 2003 marks Cobra’s entry into the GPS (Global Positioning System) market with the development of another innovative mobile communications product line. Cobra, ranked among Forbes’ 200 Best Small Companies for two of the past three years, has a track record of designing innovative and award-winning products. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s filings with the Securities and Exchange Commission for a more detailed discussion of factors that may affect Cobra’s performance.

Cobra Fourth Quarter Results – 3

Condensed Consolidated Statements of Income

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Net sales	$41,330	$42,610	$114,811	$135,840
Cost of sales	30,618	30,713	84,156	101,563

Gross profit	10,712	11,897	30,655	34,277
Selling, general and administrative expenses	8,032	10,174	27,515	31,074

Operating income	2,680	1,723	3,140	3,203
Other income (expense):
Interest expense	(59)	(45)	(162)	(228)
Other, net	(50)	114	165	91

Income before taxes	2,571	1,792	3,143	3,066
Tax provision	1,075	795	1,302	1,346

Net income	$1,496	$997	$1,841	$1,720

Net income per common share:
Basic	$0.23	$0.16	$0.29	$0.27
Diluted	$0.23	$0.15	$0.28	$0.26

Weighted average shares outstanding:
Basic	6,420	6,420	6,420	6,373
Diluted	6,511	6,477	6,495	6,505

Cobra Fourth Quarter Results – 4

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	December 31, 2003	December 31, 2002
ASSETS:
Current assets:
Cash	$4,736	$2,829
Accounts receivable, net	22,437	24,784
Inventories, net	20,668	20,956
Other current assets	8,550	10,020

Total current assets	56,391	58,589
Net property, plant and equipment	6,707	7,420
Total other assets	13,135	8,773

Total assets	$76,233	$74,782

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$3,073	$4,292
Accrued liabilities	6,932	7,153

Total current liabilities	10,005	11,445

Non-current liabilities:
Deferred taxes	3,836	3,673
Deferred compensation	4,556	3,785
Other long-term liabilities	135	0

Total non-current liabilities	8,527	7,458

Total shareholders’ equity	57,701	55,879

Total liabilities and shareholders’ equity	$76,233	$74,782

Note: December 31, 2002 balance sheet reflects the reclassification of the principal amount of the Company’s 2002 loan to its chief executive officer from “other current assets” to a deduction from shareholders’ equity to conform with the 2003 presentation.

Cobra Fourth Quarter Results – 5